Exhibit 10.20

FIRST AMENDMENT

TO THE

DRIVEN BRANDS, INC.

AMENDED AND RESTATED

NON-QUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Driven Brands, Inc. established and maintains the Driven Brands, Inc. Non-Qualified Deferred Compensation Plan, as amended and restated effective as of January 1, 2020 (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, amendment of the Plan is now considered desirable to revise vesting terms and to clarify the terms of the Plan addressing the case where a distribution of benefits would violate Federal securities laws.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended in the following particulars:

1. The first paragraph of the Plan is hereby amended in its entirety effective as of January 1, 2020 by replacing such paragraph with the following:

“The Driven Brands, Inc. Non-Qualified Deferred Compensation Plan was adopted effective as of January 1, 2018 and is hereby amended and restated effective as of January 1, 2020. The purpose of the Plan is to provide a benefit to select executives of Driven Brands, Inc. or one of its Affiliates. Plan Participants are allowed the opportunity to elect to defer a portion of their Eligible Compensation (as defined in Section 1.12) to some future period. The Plan is intended to be an unfunded “top hat plan” exempt from certain provisions of ERISA.”

2. Section 1.20 of the Plan is hereby amended in its entirety effective as of January 1, 2020 by replacing such section with the following:

“1.20 “Plan” means the Driven Brands, Inc. Non-Qualified Deferred Compensation Plan, as amended and restated effective as of January 1, 2020.”

3. Section 4.2 of the Plan is hereby amended in its entirety effective as of January 1, 2020 by replacing such section with the following:

“4.2 Vesting of Matching Contributions. A Participant shall be vested in Matching Contributions credited to his or her Account, and any earnings/losses credited thereon, in accordance with the following schedule:

Years of Service	Percentage Vested
Prior to the 1st anniversary of the Participant’s date of hire	0%
Prior to the 2nd anniversary of the Participant’s date of hire	33%
Prior to the 3rd anniversary of the Participant’s date of hire	66%
Prior to the 4th anniversary of the Participant’s date of hire	100%

Notwithstanding the foregoing, a Participant shall be fully vested in all Matching Contributions credited to his or her Account upon (a) his or her (i) death, (ii) termination of employment due to Disability or (iii) attainment of retirement age (as determined by the Plan Administrator) while employed with the Employer, or (b) a change in control event (as defined in Section 1.409A-3(i)(5)(i) of the Regulations) with respect to such Participant, if the Participant is party to a change in control agreement, employment agreement or similar form of agreement that provides that Participant with certain rights upon such a change in control event.

Upon a Participant’s Separation from Service with the Employer for any reason other than death, Disability or attainment of retirement age (as determined by the Plan Administrator), all Matching Contributions that have not vested prior to such date, as adjusted for earnings and losses, shall be immediately forfeited as of such date of Separation from Service.”

4. Section 7.5 of the Plan is hereby amended m its entirety effective as of January 1, 2018 by replacing such section with the following:

“7.5 Payments in Violation of Federal Securities Laws. To the extent permitted by the Regulations, the Plan Administrator may delay a benefit payment where the Plan Administrator reasonably anticipates that the making of the payment will violate Federal securities Jaws or other applicable law. Such a benefit payment shall be made at the earliest date at which the Plan Administrator reasonably anticipates that the making of the benefit payment will not cause such violation and, if the Participant had elected installment payments, the first payment to the Participant shall include the payments that the Participant would have received had payments begun as of the date such payments were scheduled to begin.”

IN WITNESS WHEREOF a duly appointed member of the Compensation Committee has executed the Plan on this 4th day of February, 2020

By:	/s/ Noah Pollack
Noah Pollack
Executive Vice President & General Counsel